UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

   Patrick J. Daily
   3303 Twelve Oaks Ct.
   Sellersburg, IN  47172

2. Issuer Name and Ticker or Trading Symbol

   Community Bank Shares of Indiana, Inc.
   CBIN

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Day/Month/Year

   February 21, 2003

5. If Amendment, Date of Original (Month/Year)

    N/A

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other
   (specify below)

   If officer, give title.   Senior Vice President

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir   |7.Nature of Indirect   |
                           | Transaction   |  or Disposed of (D)              |  Securities       |ect     |  Beneficial Ownership |
                           |        |      |                                  |  Beneficially     |(D)or   |                       |
                           |        |    | |                  | A/|           |  Owned            |Indir   |                       |
                           | Date   |Code|V|    Amount        | D |    Price  |                   |ect(I)  |                       |
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Common stock                2/21/03   S        600 sh.          D   $15.33 sh.     663 sh.         D             N/A

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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriv-   |Dir|Indirect    |
                      |or Exer-|     |      | rities Acqui  |Expiration |  Securities        |vative |ative       |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secur- |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |ity    |Bene-       |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned       |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |            |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |            |(I)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:

Sale of the Company's common stock on the open market.

/s/  Patrick J. Daily              2/21/03
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Signature of Reporting Person       Date